                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-92355




                              PROSPECTUS SUPPLEMENT
                     (To Prospectus Dated December 15, 1999)

                                  AVIGEN, INC.


                                2,962,047 SHARES

                                  COMMON STOCK

     As set forth in the Prospectus, dated December 15, 1999, with respect to the offer and sale of 2,962,047 shares of common stock of Avigen, Inc., from time to time one or more of the selling stockholders listed under the caption "Selling Stockholders" in the Prospectus may transfer, pledge, donate or assign such selling stockholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the Prospectus.

     Robert J. Conrads, one of the selling stockholders, exercised in full his warrant to purchase 5,000 shares of Avigen common stock and transferred by gift 850 of such shares to Harvard University. As a result, 850 shares of the 5,000 shares of common stock disclosed as beneficially owned and being offered by Mr. Conrads are owned and are being offered by Harvard Management Company on behalf of Harvard University. As a result of the above, the disclosure regarding beneficial ownership by Mr. Conrads and Harvard Management Company in the table of selling stockholders under the caption "Selling Stockholders" in the Prospectus is amended as below, and all other aspects of the table remain the same.

                   SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

                                                 TOTAL NUMBER OF       NUMBER OF SHARES
                                                 SHARES OF COMMON        ISSUABLE UPON       PERCENT OF        TOTAL NUMBER OF
                                                STOCK BENEFICIALLY        EXERCISE OF       COMMON STOCK        SHARES BEING
             SELLING STOCKHOLDER                       HELD                 WARRANTS         OUTSTANDING           OFFERED
Robert J. Conrads...........................          4,150                     -                 *                  4,150


Harvard Management Company (4)..............        536,560                  89,285             4.21               536,560


(4) Of these shares, 850 are owned in the name of Harvard University, which may also be deemed to be a selling stockholder.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 13, 2000.